Exhibit 10.13

PURCHASE AGREEMENT

BY AND AMONG

CHARLOTTE RUSSE, INC.,

AND

FOREVER 21 RETAIL, INC.

DATED

June 29, 2006

TABLE OF CONTENTS

1.	PURCHASE OF ASSETS	2

	1.1 Assets Purchased	2

	1.2 Purchase Price	3

	1.3 Excluded Assets	3

	1.4 Assumption of Liabilities	3

	1.5 Retained Liabilities	4

	1.6 Apportionments	4

	1.7 Payment of Apportionments	5

	1.8 Sales and Transfer Taxes	6

	1.9 Guarantee	6

	1.10 Escrow Agreement	6

	1.11 Certifications	6

2.	Effective Dates	6

	2.1 Effective Dates	6

	2.2 Effective Date Deliveries by the Company	7

	2.3 Effective Date Deliveries by Purchaser	9

3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	10

	3.1 Organization	10

	3.2 Authority	10

	3.3 No Conflict	10

	3.4 Contracts and Commitments	10

	3.5 Title	10

	3.6 Compliance with Laws and Court Orders	11

	3.7 Required Consents, Licenses and Permits and Orders	11

i

	3.8 Employee Matters	11

	3.9 Labor Matters	11

	3.10 Property	11

	3.11 Obligations due under the Leases	12

	3.12 Absence of Litigation	12

	3.13 FF&E	13

	3.14 Brokers	13

4.	REPRESENTATIONS AND WARRANTIES OF PURCHASER	13

	4.1 Organization	13

	4.2 Authority	13

	4.3 No Conflict	13

	4.4 Absence of Litigation	14

	4.5 No Brokers	14

5.	COVENANTS	14

	5.1 Rampage Store Employees	14

	5.2 Confidentiality	14

	5.3 Press Release; Other Disclosure	15

	5.4 Further Action	15

6.	[INTENTIONALLY OMITTED]	15

7.	INDEMNIFICATION	15

	7.1 Survival Of Representations And Covenants	15

	7.2 Indemnification	17

	7.3 Defense Of Third Party Claims	19

	7.4 Exercise Of Remedies By Indemnitees Other Than Parties To This Agreement	21

8.	GENERAL PROVISIONS	21

ii

8.1 Notices	21

8.2 Arbitration	21

8.3 Assignment; Binding Effect	22

8.4 Entire Agreement	22

8.5 Expenses	22

8.6 Amendment	22

8.7 Governing Law	22

8.8 Counterparts	22

8.9 Specific Performance	23

8.10 Headings	23

8.11 Interpretations	23

8.12 Waivers	23

8.13 Severability	24

8.14 WAIVER OF JURY TRIAL	24

8.15 Remedies Not Cumulative; No Strict Construction	24

8.16 Attorneys’ Fees	24

iii

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is dated June 29, 2006, (the “Execution Date”) by and among Charlotte Russe, Inc., a California corporation (the “Company”) and Forever 21 Retail, Inc., a California corporation (“Purchaser”) which is a wholly-owned subsidiary of Forever 21, Inc., a Delaware corporation (the “Parent”). Capitalized terms used but not defined elsewhere in the text of this Agreement are defined in Exhibit A attached hereto.

WHEREAS, Purchaser desires to purchase from the Company, and the Company desires to sell to Purchaser, the Acquired Assets, as hereinafter defined, including the following assets of the Company: up to forty-four (44) leases relating to stores currently being operated by the Company as “Rampage” stores (the “Rampage Stores”), as scheduled in Exhibit B attached hereto and made a part hereof, and all of the tangible assets used by the Company exclusively in the operation of the Rampage Stores, including, without limitation, furniture, fixtures, telephones and other equipment (excluding point of sale systems and registers, supplies marked with the “Rampage” name and signage), furnishings, office supplies, mannequins, rolling racks, sign holdings, leasehold improvements and all other fixed assets and tangible personal property located at the Rampage Stores, but excluding all inventory (collectively, the “FF&E”), in exchange for the payment to the Company of the Individual Store Purchase Price for each Rampage Store and all the FF&E relating thereto acquired by Purchaser and the assumption by Purchaser of the “Assumed Liabilities,” as hereinafter defined, with respect to each Rampage Store so acquired.

WHEREAS, subject to the terms and conditions of this Agreement, the Company has agreed to assign and Purchaser has agreed to assume, effective as of July 5, 2006, the leases with respect to twenty-four (24) Rampage Stores as scheduled in Schedule 1.1 attached hereto and made a part hereof (collectively, the “Initial Leased Facilities” and individually, an “Initial Leased Facility”) and all the FF&E relating thereto, in exchange for the payment to the Company of the Individual Store Purchase Price for each Initial Leased Facility and all the FF&E relating thereto acquired by Purchaser as of July 5, 2006. Subject to the terms and conditions of this Agreement, Purchaser shall also assume the Assumed Liabilities with respect to each Initial Leased Facility so acquired as of July 5, 2006.

WHEREAS, subject to the terms and conditions of this Agreement, the Company has agreed to assign and Purchaser has agreed to assume, effective as of July 31, 2006, the leases with respect to the remaining twenty (20) Rampage Stores as scheduled in Schedule 1.2 attached hereto and made a part hereof (collectively, the “Additional Leased Facilities” and individually, an “Additional Leased Facility”) and all the FF&E relating thereto, in exchange for the payment to the Company of the Individual Store Purchase Price for each Additional Leased Facility and all the FF&E relating thereto acquired by Purchaser as of July 31, 2006. Purchaser shall also assume the Assumed Liabilities with respect to each Additional Leased Facility so acquired as of July 31, 2006. The Initial Leased Facilities and the Additional Leased Facilities are hereinafter referred to collectively as the “Leased Facilities and individually as a “Leased Facility.”

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. PURCHASE OF ASSETS.

1.1 Assets Purchased. On the terms and subject to the conditions set forth in this Agreement, the Company shall assign, transfer, convey and deliver to Purchaser, and Purchaser shall acquire and accept from the Company, free and clear of any Liens and Retained Liabilities, all of the Company’s right, title and interest in and to those assets listed or described below, as the same shall exist on the applicable Effective Date, as hereinafter defined (the properties, assets and rights assigned pursuant to this Section 1.1 are collectively referred to herein as the “Acquired Assets”):

1.1.1	all rights and incidents of interest of the Company in and to the leases relating to the Leased Facilities (collectively, the “Leases”) as well as all right, title and interest of the Company in the FF&E for each of the Leased Facilities;

1.1.2	all rights and incidents of interest of the Company in and to such other agreements, contracts, purchase orders and licenses entered into, accepted or made by the Company which Purchaser has expressly agreed to assume and that are set forth in Exhibit C attached hereto (collectively, the “Assumed Contracts”). With respect to each Leased Facility, the Company agrees to make commercially reasonable efforts to transfer existing communications services (local voice, long-distance voice, and DSL broadband data) to Purchaser with existing telephone numbers listed in Schedule 1.1.2 attached hereto remaining intact;

1.1.3	all rights of the Company under all warranties, representations and guarantees made by suppliers, manufacturers and contractors in connection with any Acquired Asset;

1.1.4	to the extent transferable through commercially reasonable efforts all Licenses (which for clarification purposes excludes that certain Rampage License Agreement between the Company and Rampage Licensing, LLC dated September 30, 1997, as amended) and Permits held by the Company with respect to the Rampage Stores operated at the Leased Facilities or the Acquired Assets located therein;

1.1.5	all of the Company’s books, records, legal pleadings and correspondence, insofar as they relate exclusively to the Leases, the Assumed Contracts or the other Acquired Assets whether in hard copy or electronic format (the “Transferred Books and Records”); provided that the Company may retain one copy of all such Transferred Books and Records; in addition, Purchaser shall receive and be entitled to the use of a copy of all of the Company’s books, records, legal pleadings and correspondence, insofar as they relate principally to the Leases, the Assumed Contracts or the other Acquired Assets whether in hard copy or electronic format; provided that the Company retain the original copies of all such documents; and

1.1.6	all of the Company’s rights, claims, credits, causes of action or rights of set-off against Third Parties relating to the Acquired Assets.

Except for the representations and warranties set forth in Section 3 below and the agreements contained in this Section 1, Purchaser agrees to acquire the physical spaces occupied by the Leased Facilities and the other Acquired Assets on an “as is” basis.

1.2 Purchase Price. The purchase price for the Acquired Assets shall be an amount equal to the Individual Store Purchase Price multiplied by the number of Leased Facilities for which the Company has satisfied the Company Transfer Obligations MINUS the Individual Store Purchase Price (the “Purchase Price”).

1.2.1	The Purchase Price shall only be paid out of Escrowed Funds, as hereinafter defined, in accordance with the terms of the Escrow Agreement, as hereinafter defined;

1.2.2	At the Initial Effective Date, as hereinafter defined, or as soon thereafter as Purchaser has received all of the applicable Company Transfer Deliveries, as hereinafter defined, with respect to any Initial Leased Facility, including the applicable Landlord’s Assignment and Consent, as hereinafter defined, (“Company Transfer Obligations”), the Escrow Agent, as hereinafter defined, shall release out of the Escrowed Funds the Individual Store Purchase Price multiplied by the number of any Initial Leased Facilities for which the Company Transfer Obligations have been satisfied; provided, however, that Purchaser shall be entitled to a credit equal to the Good Faith Deposit which shall be deducted from the Individual Store Purchase Price for the first Leased Facility for which the Company satisfies the Company Transfer Obligations; provided further, however, that the Individual Store Purchase Price shall not be payable with respect to the Rampage Store located at La Cumbre Plaza; and

1.2.3	At the Second Effective Date, as hereinafter defined, provided the applicable Company Transfer Obligations have been satisfied with respect to any Additional Leased Facility, the Escrow Agent shall release out of the Escrowed Funds the Individual Store Purchase Price multiplied by the number of such Additional Leased Facilities.

1.3 Excluded Assets. The Company shall retain and shall not transfer, and Purchaser shall not accept or acquire, any other properties, assets or rights of the Company other than the Acquired Assets (the “Excluded Assets”).

1.4 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, as of the Initial Effective Date or the Second Effective Date, as the case may be, Purchaser shall assume, and thereafter shall discharge and perform when due only those Liabilities under the Leases, the Assumed Contracts or relating to the other Acquired Assets which arise, accrue or are incurred after the applicable Effective Date for which the Acquired Assets were transferred (except for obligations or Liabilities which arise as a result of Company Contract Breaches) (collectively, the “Assumed Liabilities”).

1.5 Retained Liabilities. Notwithstanding Section 1.4 or any other provision in this Agreement or any other writing to the contrary, Purchaser is assuming only the Assumed Liabilities and is not assuming any other Liability of the Company (or of any predecessor of the Company or of any prior owner of all or part of the Company’s business and assets) of whatever nature, whether presently in existence or arising hereafter. All such other Liabilities shall be retained liabilities which Purchaser shall not be assuming and shall remain Liabilities of the Company (all such Liabilities not being assumed being herein referred to as the “Retained Liabilities”). Notwithstanding any provision in this Agreement or any other writing to the contrary, Retained Liabilities include, but are not limited to:

1.5.1	any Liability of the Company, including those relating to the Acquired Assets, which arises, accrues or is incurred prior to the applicable Effective Date on which the Acquired Assets were transferred;

1.5.2	Any Liability arising out of or relating to a Company Contract Breach;

1.5.3	any indebtedness or obligation for borrowed money of the Company and its Affiliates;

1.5.4	any Employee Obligation and any other Liability of the Company relating to the Company’s employees during the term of their employment with the Company;

1.5.5	any Liabilities for Taxes (including sales, transfer and all other Taxes resulting from the consummation of the transactions contemplated by this Agreement);

1.5.6	any Liability arising out of or relating to any violation of any law, rule, regulation, judgment, injunction, order or decree occurring or arising out of or relating to any event or condition occurring or existing at or prior to the applicable Effective Date on which the Acquired Assets were transferred whether or not such Liability relates to an Acquired Asset; and

1.5.7	any Liability for all Approval Costs and other costs and expenses of the Company incurred in connection with the negotiation, execution and consummation of the transactions contemplated under this Agreement.

1.6 Apportionments.

1.6.1	Rent occupancy and all other costs, expenses, fees or charges or other Apportioned Items, as hereinafter defined, relating to each of the Initial Leased Facilities and Assumed Contracts relating thereto for any period that begins before the Initial Effective Date and ends after the Initial Effective Date are to be apportioned between the Company, on the one hand, and Purchaser, on the other hand, as of midnight on the Initial Effective Date, with the Company being fully responsible for the payment or satisfaction of all Apportioned Items through the Initial Effective Date and Purchaser being responsible for the payment or satisfaction of all Apportioned Items thereafter.

1.6.2	Rent occupancy and all other costs, expenses, fees or charges or other Apportioned Items relating to each of the Additional Leased Facilities and Assumed Contracts relating thereto for any period that begins before the Second Effective Date and ends after the Second Effective Date are to be apportioned between the Company, on the one hand, and Purchaser, on the other hand, as of midnight on the Second Effective Date, with the Company being fully responsible for the payment or satisfaction of all Apportioned Items through the Second Effective Date and Purchaser being responsible for the payment or satisfaction of all Apportioned Items thereafter.

1.6.3	In the event that the amount of any Apportioned Item cannot be calculated as between amounts thereof incurred pre and post the applicable Effective Date, and thereby allocated between the Company and Purchaser, the allocation of such Apportioned Item shall be made on a pro-rata basis between the parties with the Company’s portion of such Apportioned Item equaling the result obtained by multiplying the total amount of such Apportioned Item by a fraction having a numerator equal to the number of days in the applicable period which occurred on or prior to the applicable Effective Date and a denominator equal to the total number of days in the applicable period. Purchaser’s portion of such Apportioned Item shall be equal to the result obtained by multiplying the total amount of such Apportioned Item by a fraction having a numerator equal to the number of days in the applicable period which occurred after the applicable Effective Date and a denominator equal to the total number of days in the applicable period.

1.6.4	Apportioned Items shall include base rent, percentage rent, common area maintenance costs, and other landlord, vendor or licensor billed and direct-billed costs (e.g., property taxes, insurance, utilities, mall marketing programs, etc.) (“Apportioned Items”).

1.7 Payment of Apportionments. The Apportioned Items set forth in Section 1.6 shall be payable in the manner set forth below:

1.7.1	Payments made by the Company before or after the applicable Effective Date which are apportioned to Purchaser shall be billed to Purchaser and paid to the Company within fifteen (15) Business Days.

1.7.2	Payments made by Purchaser before or after the applicable Effective Date which are apportioned to the Company shall be billed to the Company and paid to Purchaser within fifteen (15) Business Days.

1.8 Sales and Transfer Taxes. The Company shall be responsible for any sales or transfer Taxes or fees payable as a result of the transactions contemplated by this Agreement.

1.9 Guarantee. On the Execution Date, Purchaser shall cause to be delivered to the Company the Guarantee of the Parent, dated as of the date hereof, executed by the Parent for the benefit of the Company, in form and substance acceptable to the Company (the “Guarantee”).

1.10 Escrow Agreement. On the Execution Date, the parties shall have received a fully executed Escrow Agreement, dated as of the date hereof, by and among Wells Fargo Bank, National Association, as Escrow Agent (the “Escrow Agent”), Purchaser and the Company (the “Escrow Agreement”). No later than two (2) Business Days after the date hereof, Purchaser or the Parent shall deliver to the Escrow Agent Thirteen Million Seven Hundred Twenty Five Thousand Dollars and no Cents ($13,725,000.00) (such amount plus any interest earned thereon shall hereinafter be known as the “Escrowed Funds”). The disposition of the Escrowed Funds shall be as provided for in the Escrow Agreement; provided, however, the parties agree and the Escrow Agreement shall provide that: (i) the fees and expenses of the Escrow Agent shall be borne equally by the Company and Purchaser and (ii) the amount of the Individual Store Purchase Price plus any interest thereon with respect to any Additional Leased Facilities for which Purchaser has not received the Second Effective Date Company Transfer Deliveries, as hereinafter defined, on July 31, 2006 shall be disbursed by the Escrow Agent to Purchaser on August 10, 2006.

1.11 Certifications. On the Execution Date, the Company shall have delivered to Purchaser (i) resolutions by the board of directors of the Company approving this Agreement and the transactions contemplated herein certified by a duly authorized officer of the Company and (ii) a certificate, in accordance with Section 1.1445-2(b) of the Treasury Regulations, stating that the Company is not a foreign person. On the Execution Date, Purchaser shall have delivered to the Company resolutions by the board of directors of Purchaser approving this Agreement and the transactions contemplated herein certified by a duly authorized officer of Purchaser.

2. EFFECTIVE DATES.

2.1 Effective Dates. All deliveries on the applicable Effective Date shall take place at the offices of Jeffer, Mangels, Butler & Marmaro, LLP, 1900 Avenue of the Stars, Los Angeles, CA or at such other place as the parties may mutually agree upon. The parties agree that the effectiveness of the transfer of the Acquired Assets on the Initial Effective Date or the Second Effective Dates, as applicable, shall occur at 10:00 pm local time on the such dates.

2.1.1	The effective date of the sale and transfer of the Initial Leased Facilities and the Acquired Assets relating thereto will take place on July 5, 2006 (the “Initial Effective Date”).

2.1.2	The effective date of the sale and transfer of the Additional Leased Facilities and the Acquired Assets relating thereto will take place on July 31, 2006 (the “Second Effective Date”).

2.1.3	The Company and Purchaser agree that Purchaser shall: (i) on the Initial Effective Date, take physical possession of the Initial Leased Facilities and all other Acquired Assets relating thereto, subject to Purchaser’s receipt of all applicable Company Transfer Deliveries (excluding the Landlord’s Assignment and Consent) and (ii) on the Second Effective Date, take physical possession of those Additional Lease Facilities and all other Acquired Assets relating thereto, subject to Purchaser’s receipt of all applicable Company Transfer Deliveries.

2.1.4	The parties acknowledge and agree that, subject to Purchaser’s receipt of all applicable Company Transfer Obligations, the sale and transfer of the Initial Leased Facilities and the Additional Leased Facilities and the Acquired Assets relating thereto, as well as the assumption by Purchaser of the Assumed Liabilities relating to such Acquired Assets, shall occur on the applicable Effective Date with respect to such Acquired Assets; notwithstanding the foregoing, prior to the execution and delivery to Purchaser of the applicable Landlord’s Assignment and Consent, the Company and Purchaser agree that: (i) the Company shall remain responsible for the Assumed Liabilities; and (ii) Purchaser shall solely be responsible for any and all liabilities of any nature incurred by it, based upon or related to its use and occupancy of any Leased Facilities transferred to it pursuant to Section 2.1.3 above.

2.1.5	The Initial Effective Date or the Second Effective Date may hereinafter be referred to both individually or collectively as the “Effective Date.”

2.2 Effective Date Deliveries by the Company.

2.2.1	On the Initial Effective Date the Company shall deliver the following documents to Purchaser (the “Initial Effective Date Company Transfer Deliveries”):

(i)	the Transferred Books and Records with respect to the Initial Leased Facilities;

(ii)	a duly executed bill of sale transferring the Acquired Assets to Purchaser with respect to the Initial Leased Facilities for which a Landlord’s Assignment and Consent has been delivered;

(iii)	a duly executed assignment and assumption agreement assigning the Assumed Contracts relating to the Initial Leased Facilities;

(iv)	a duly executed assignment of each Initial Leased Facility (“Landlord’s Assignment and Consent”), if available;

(v)	the Required Consents, as hereinafter defined, with respect to each Initial Leased Facility (excluding any Landlord’s Assignment and Consent that is not available on the Initial Effective Date);

(vi)	a certificate executed by the Senior Executive Vice President and Chief Operating Officer of the Company certifying that: (i) each and every representation of the Company set forth in Section 3 was true and correct in all material respects as of the Execution Date and at all times between the Execution Date and the Initial Effective Date (except for representations qualified by materiality, which were true and correct in all respects as of the Execution Date and at all times between the Execution Date and the Initial Effective Date, and except for representations made as of a specified date, which were true and correct only as of the specified date) and (ii) the Company is not currently and has not at any time from the Execution Date to the Initial Effective Date been in material breach or default in its obligations under this Agreement, nor has any action or event occurred prior to the Initial Effective Date which but for the passage of time would constitute a material breach or default under the terms of this Agreement; and

(vii)	such other documents reasonably requested by Purchaser.

2.2.2	On the Second Effective Date the Company shall deliver the following documents to Purchaser (collectively, the “Second Effective Date Company Transfer Deliveries”):

(i)	the Transferred Books and Records with respect to the Additional Leased Facilities being transferred on the Second Effective Date;

(ii)	a duly executed bill of sale transferring the Acquired Assets to Purchaser with respect to the Additional Leased Facilities being transferred on the Second Effective Date;

(iii)	a duly executed assignment and assumption agreement assigning the Assumed Contracts with respect to the Additional Leased Facilities being transferred on the Second Effective Date;

(iv)	a duly executed Landlord’s Assignment and Consent with respect to the Additional Leased Facilities being transferred on the Second Effective Date;

(v)	the Required Consents with respect to the Additional Leased Facilities being transferred on the Second Effective Date;

(vi)	a certificate executed by the Senior Executive Vice President and Chief Operating Officer of the Company certifying that: (i) each and every representation of the Company set forth in Section 3 was true and correct in all material respects as of the Execution Date and at all times between the Execution Date and the Second Effective Date (except for representations qualified by materiality, which were true and correct in all respects as of the Execution Date and at all times between the Execution Date and the Second Effective Date, and except for representations made as of a specified date, which were true and correct only as of the specified date) and (ii) the Company is not currently and has not at any time from the Execution Date to the Second Effective Date been in material breach or default in its obligations under this Agreement, nor has any action or event occurred prior to the Second Effective Date which but for the passage of time would constitute a material breach or default under the terms of this Agreement; and

(vii)	such other documents reasonably requested by Purchaser.

The Initial Effective Date Company Transfer Deliveries and the Second Effective Date Company Transfer Deliveries shall from time to time individually and collectively be referred to as the “Company Transfer Deliveries.”

2.2.3	With respect to any Initial Leased Facility for which a Landlord’s Assignment and Consent has not been obtained on the Initial Effective Date, the Company shall deliver such Landlord’s Assignment and Consent and a duly executed bill of sale transferring the Acquired Assets to Purchaser with respect to such Initial Leased Facility(ies) as soon as practicable after receipt of such Landlord’s Assignment and Consent for such Initial Leased Facility(ies).

2.3 Effective Date Deliveries by Purchaser. On the applicable Effective Date Purchaser shall deliver to the Company a certificate executed by the President or the Chief Financial Officer of Purchaser certifying that: (i) each and every representation of Purchaser set forth in Section 4 was true and correct in all material respects as of the Execution Date and at all times between the Execution Date and the Initial Effective Date or the Second Effective Date, as the case may be, (except for representations qualified by materiality, which were true and correct in all respects as of the Execution Date and at all times between the Execution Date and the Initial Effective Date or the Second Effective Date, as the case may be, and except for representations made as of a specified date, which were true and correct only as of the specified date) and (ii) Purchaser is not currently and has not at any time from the Execution Date to the Initial Effective Date or the Second Effective Date, as the case may be, been in material breach or default in its obligations under this Agreement nor has any action or event occurred prior to the Initial Effective Date or the Second Effective Date, as the case may be, which but for the passage of time would constitute a material breach or default by Purchaser under the terms of this Agreement.

The Company’s right to receive out of the Escrowed Funds the Individual Store Purchase Price for any of the Leased Facilities at the Initial Effective Date or the Second Effective Date, as the case may be, shall be as set forth in Section 1.2.2 or 1.2.3, as applicable.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Purchaser as follows:

3.1 Organization. The Company is a corporation validly existing, and in good standing under the Laws of the State of California.

3.2 Authority. The Company has full corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and all agreements, instruments and documents contemplated hereby, by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the board of directors of the Company and no other action on the part of the Company or any of its stockholders is necessary to authorize the execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and will constitute a legal, valid, and binding obligation of the Company, enforceable against it in accordance with its terms, except that (a) such enforceability may be subject to applicable bankruptcy, insolvency or other similar Laws now or hereafter in effect affecting creditors’ rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

3.3 No Conflict. The execution, delivery and performance by the Company of this Agreement and the other agreements and documents related hereto and the consummation by the Company of the transactions contemplated hereby, with or without the giving of notice or the lapse of time or both, (i) will not require any consent by, approval of, filing with or notice to any Person or governmental or regulatory authority under any agreement or provision of law applicable to the Company or the Acquired Assets, other than the Required Consents, (ii) will not conflict with or violate any provision of law or result in the breach of, or constitute a default under, or result in the termination of, any Lease or Assumed Contract or material default under any other material agreement or instrument to which the Company is a party or by which the Acquired Assets are bound or violate any judgment or order binding upon the Company, and (iii) will not result in the creation of any lien, security interest, charge or encumbrance upon any of the Acquired Assets.

3.4 Contracts and Commitments. Neither the Company nor any other party to any Lease or Assumed Contract is in default in any material respect under any Lease or Assumed Contract and no condition or state of facts exists which, with notice or the passage of time, or both, would constitute such a default by the Company or, to the Knowledge of the Company, such a default by another party to any Lease or Assumed Contract. Each Assumed Contract is a legal, valid and binding obligation of the Company and, to the Knowledge of the Company, each other party to the Assumed Contracts.

3.5 Title. The Company is in possession of and has good title to, or a valid leasehold interest in or valid rights to use, all of the Acquired Assets, free and clear of all Liens.

3.6 Compliance with Laws and Court Orders. The Company is not in material violation of, or has in the past three years materially violated, or to the Knowledge of the Company, is under investigation with respect to, or has been threatened to be charged with or given notice of any material violation of, any law, rule, regulation, judgment, injunction, writ, judgment, order or decree applicable to the Acquired Assets. There is no action, suit, charge or proceeding pending, or, to the Knowledge of the Company, threatened, against the Company, any of its properties, assets or rights before any Governmental Entity or arbitration tribunal which, individually or in the aggregate would reasonably be expected to have a material adverse effect upon any of the Acquired Assets or a material adverse effect upon the Company taken as a whole.

3.7 Required Consents, Licenses and Permits and Orders. Schedule 3.7 attached hereto sets forth a list of all consents, Licenses and Permits and Orders which are required in connection with: (i) the transfer and assignment of the Acquired Assets to Purchaser pursuant to this Agreement (the “Required Consents”); and (ii) the execution and delivery of this Agreement and the other related agreements and documents and the consummation of the transactions contemplated hereby. All Required Consents have been obtained by the Company and are in full force and effect.

3.8 Employee Matters. There are no accrued and unpaid Employee Obligations. To the Knowledge of the Company, there are no controversies or disputes pending between the Company and any Rampage Store Employee which would have a material adverse effect on the Acquired Assets.

3.9 Labor Matters. With respect to the Rampage Store Employees: (i) the Company is not party to or bound by any collective bargaining or similar agreement with any labor organization; (ii) no Rampage Store Employees are represented by any labor organization; and (iii) the Company has no Knowledge of any union organizing activities among the Rampage Store Employees.

3.10 Property. Exhibit B sets forth the address, landlord and mall location of each Leased Facility. The Company has delivered or made available to Purchaser a true and complete copy of each Lease, along with all amendments and modifications thereto for all of the Leased Facilities and such Leases have not been amended since the date of delivery of such Leases to Purchaser. The Company has notified Purchaser as to the existence of any pending or threatened negotiations with landlords of which the Company has Knowledge regarding any of the Leases.

3.10.1	Except as set forth in Schedule 3.10.1, with respect to each Lease: (i) such Lease is legal, valid, binding, enforceable against the Company and in full force and effect; (ii) there are no material disputes with respect to such Lease; (iii) the Company does not owe, nor will it owe in the future, any brokerage commissions or finder’s fees with respect to such Lease; (iv) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Company; and (v) there are no Liens on the estate or interest created by such Lease created or suffered to exist by the Company.

3.10.2	The present use of the Leased Facilities is in conformity in all material respects with all applicable laws, rules, regulations and ordinances and there exists no conflict or dispute with any Governmental Entity or other Person relating to any Leased Facility or the activities thereon.

3.10.3	To the Knowledge of the Company, all requisite certificates of occupancy and other permits or approvals required with respect to the buildings, structures and improvements on any of the Leased Facilities and the occupancy and use thereof have been obtained and are currently in effect.

3.10.4	To the Knowledge of the Company, the Company has not received any notice from any insurance company of any material defects or inadequacies in the Leased Facilities or any part thereof, which would materially adversely affect the insurability of the same or of any termination or threatened termination of any policy of insurance.

3.10.5	To the Knowledge of the Company, the Company has not received any written notification from any Governmental Entity that any work is required to be done upon or in connection with the Leased Facilities or the mall location where any Leased Facility is located, where such work remains outstanding and, if unaddressed, would have a material adverse effect on the use of the Leased Facilities as currently operated.

3.10.6	In connection with the Leased Facilities, the Company has never and does not currently utilize, store, dispose of, treat, generate, process, transport, release, or own any Hazardous Substance in violation of any Law. The operations of the Company have not resulted in the discharge, release, spillage, uncontrolled loss, seepage, or filtration of any Hazardous Substance or any fuel, gasoline, or other petroleum product or by-product at, upon, or under any of Leased Facilities, in an amount that violates any Law.

3.11 Obligations due under the Leases. The Company has paid in full: (i) the rent under all Leases through the Initial Effective Date and, with respect to any Additional Leased Facility, the Second Effective Date, as the case may be; and (ii) any other amounts which are due and payable to the landlords as of the Initial Effective Date and, with respect to any Additional Leased Facility, the Second Effective Date, as the case may be.

3.12 Absence of Litigation. There are no Actions pending or, to the Company’s Knowledge, investigation threatened or contemplated against or affecting the Company or the Acquired Assets, at law or in equity, or through arbitration, before or by any federal, state, municipal or other Governmental Entity or non-governmental department, commission, board, bureau, agency, court or other instrumentality, or by any private person or entity other than Actions which do not relate to any Acquired Asset and which if adversely determined, would not, or could not, individually or in the aggregate, have an adverse effect upon the Acquired Assets. There are no Actions pending or, to the Company’s Knowledge, investigation pending or contemplated that that if adversely determined, would, or could, individually or in the aggregate: (i) have an adverse, affect upon the Company’s ability to consummate the transactions contemplated hereby or (ii) relate to or impair the implementation of this Agreement. There are no existing or threatened Orders or judgments or decrees of any court or Governmental Entity that specifically prevent the Company’s execution and delivery of this Agreement and the consummations of the transactions contemplated thereby.

3.13 FF&E. The FF&E located at the Initial Leased Facilities as of the Initial Effective Date represents all of the FF&E (including, without limitation, all mannequins, rolling racks and sign holders) utilized by the Company in its operation of the Initial Leased Facilities from March 31, 2006 though the Initial Effective Date, excluding any FF&E which has been discarded due to ordinary wear and tear. The FF&E located at the Additional Leased Facilities as of the Second Effective Date represents all of the FF&E (including, without limitation, all mannequins, rolling racks and sign holders) utilized by the Company in its operation of the Additional Leased Facilities from March 31, 2006 though the Second Effective Date, excluding any FF&E which has been discarded due to ordinary wear and tear.

3.14 Brokers. The Company has no obligation to pay any fees, commissions or other similar compensation to any broker, finder, investment banker, financial advisor or other similar Person in connection with the transactions contemplated hereby.

4. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to the Company as follows:

4.1 Organization. Purchaser is a corporation validly existing, and in good standing under the Laws of the State of California.

4.2 Authority. Purchaser has full corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and all agreements, instruments and documents contemplated hereby, by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Purchaser and no other action on the part of Purchaser or any of its stockholders is necessary to authorize the execution, delivery and performance of this Agreement and the consummation by Purchaser of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and will constitute a legal, valid, and binding obligation of Purchaser, enforceable against it in accordance with its terms, except that (a) such enforceability may be subject to applicable bankruptcy, insolvency or other similar Laws now or hereafter in effect affecting creditors’ rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

4.3 No Conflict. The execution, delivery and performance by Purchaser of this Agreement and the other agreements and documents related hereto and the consummation by Purchaser of the transactions contemplated hereby, with or without the giving of notice or the lapse of time or both, (i) will not require any consent by, approval of, filing with or notice to any Person or governmental or regulatory authority under any agreement or provision of law and (ii) will not conflict with or violate any provision of law or violate any judgment or order binding upon Purchaser, except in both cases, for any such conflicts, violations, breaches or defaults that, individually or in the aggregate, would not have a material adverse affect on the Company.

4.4 Absence of Litigation. There are no Actions pending or, to Purchaser’s Knowledge, investigation pending or contemplated that that if adversely determined, would, or could, individually or in the aggregate: (i) have an adverse, affect upon Purchaser’s ability to consummate the transactions contemplated hereby or (ii) relate to or impair the implementation of this Agreement. There are no existing or threatened orders or judgments or decrees of any court or governmental agency that specifically prevent Purchaser’s execution and delivery of this Agreement and the consummations of the transactions contemplated thereby.

4.5 No Brokers. Purchaser has no obligation to pay any fees, commissions or other similar compensation to any broker, finder, investment banker, financial advisor or other similar Person in connection with the transactions contemplated hereby.

5. COVENANTS

5.1 Rampage Store Employees.

5.1.1	All Rampage Store Employees employed at any Leased Facility shall be terminated by the Company effective on the Initial Effective Date or the Second Effective Date on which the applicable Leased Facility is transferred to Purchaser. Purchaser may thereafter hire any or all of the Rampage Store Employees, excluding those Rampage Store Employees set forth on Schedule 5.1.1 attached hereto. Purchaser intends to offer employment to substantially all of the Rampage Store Employees employed as of the applicable Effective Date that it deems necessary to operate the Leased Facilities after the applicable Effective Date at such salaries and with such other compensation, benefits and upon such terms and conditions to be determined by Purchaser in its sole discretion.

5.1.2	The Company shall be responsible for all Employee Obligations and all obligations and Liabilities arising therefrom, whenever arising or accruing and Purchaser shall have no obligations whatsoever in connection with any Employee Obligations.

5.2 Confidentiality. Except as and to the extent required by law, neither the Company nor Purchaser will disclose or use, and will direct its representatives not to disclose or use to the detriment of the other party, any Confidential Information (as defined below) with respect to such party furnished, or to be furnished, by either party or its representatives to the other party or its representatives at any time or in any manner other than in connection with the transactions contemplated by this Agreement. “Confidential Information” means any information about either party provided to the other party or its representatives, unless (a) such information is already known to the receiving party or its representatives or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of the receiving party or its representatives; (b) the use of such information is necessary or appropriate in making any public filing; or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. Confidential Information may upon the consent of the delivering party be disclosed to third parties in order to obtain consents or approvals in connection with the transactions contemplated by this Agreement. Upon the written request of the delivering party, the receiving party will promptly return to the delivering party or destroy any Confidential Information in its possession and certify in writing to the delivering party that it has done so.

5.3 Press Release; Other Disclosure. The Company and Purchaser shall mutually agree upon the language of one or more joint press releases regarding the transaction to be issued after the Execution Date. Except as and to the extent required by law or otherwise publicly disclosed, without the prior written consent of the other party, neither the Company nor Purchaser will, and each will direct its representatives not to make, directly or indirectly, any public comment, statement or communication with respect to, or otherwise to disclose or to permit the disclosure of any of the terms, conditions or other aspects of this Agreement or the transactions contemplated hereby. If a party is required by law to make any such disclosure, it must first provide to the other party a copy of such disclosure in advance of its disclosure.

5.4 Further Action. Each party hereto agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents and to do all such other acts and things as may be required by law or as may be necessary or advisable to carry out the intent and purposes of this Agreement.

6. [INTENTIONALLY OMITTED]

7. INDEMNIFICATION

7.1 Survival Of Representations And Covenants.

7.1.1	The covenants and obligations of the parties contained in this Agreement shall survive (i) until fully performed or fulfilled, unless non-compliance with such covenants or obligations is waived in writing by the party or parties entitled to such performance or (ii) if not fully performed or fulfilled, until the expiration of the relevant statute of limitations.

7.1.2	Subject to Section 7.1.4 and except for the representations and warranties contained in Sections 3.5 and 3.10.6 (the “Excluded Representations”), (i) the representations and warranties set forth in Sections 3 and 4 shall expire twelve (12) months after the Execution Date if there is no Initial Effective Date, or twelve (12) months after Initial Effective Date or the applicable Second Effective Date, as the case may be, and (ii) the Excluded Representations shall survive until thirty (30) days after the expiration of the applicable statute of limitations relating thereto (in any case, as applicable, the “Expiration Date”); provided, however, that if a Claim Notice relating to any representation or warranty set forth in any of the provisions of Sections 3 or 4 is given to the Company or Purchaser, as the case may be, on or prior to the time and date of expiration for such representation or warranty, then, notwithstanding anything to the contrary contained in this Section 7.1 or any applicable statute of limitations (which the parties hereby waive), the expiration of such representation or warranty shall not effect the validity of any Claim expressly stated in any Claim Notice nor the asserting party’s rights to indemnification with respect to such Claim in accordance with this Section 7 until such Claim is finally resolved by the parties hereunder or by a court of competent jurisdiction and any amount payable hereunder are finally determined and paid. The representations, warranties, covenants and obligations of each party, and the rights and remedies that may be exercised by an Indemnitee, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or Knowledge of, the Indemnitee or any of their representatives. The parties recognize and agree that the representations and warranties also operate as bargained for promises and risk allocation devices and that, accordingly, any party’s Knowledge, shall not affect the right to indemnification or payment of Damages pursuant to this Section 7, or other remedy based on such representations, warranties, covenants, and obligations.

7.1.3	The representations, warranties, covenants and obligations of each party, and the rights and remedies that may be exercised by an Indemnitee, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or Knowledge of, the Indemnitee or any of their representatives. The parties recognize and agree that the representations and warranties also operate as bargained for promises and risk allocation devices and that, accordingly, any party’s Knowledge shall not affect the right to indemnification or payment of Damages pursuant to this Section 7, or other remedy based on such representations, warranties, covenants, and obligations.

7.1.4	Notwithstanding anything to the contrary contained in Section 7.1, if either the Company or Purchaser commit any intentional misrepresentation or fraud related to any representation or warranty of the Company or Purchaser set forth in Sections 3 or 4, as applicable, then such representation or warranty shall not expire, but rather shall remain in full force and effect for an unlimited period of time (regardless of whether any Claim Notice relating to such representation or warranty is given prior to such time).

7.1.5	For purposes of this Agreement, a “Claim Notice” relating to a particular representation or warranty shall be deemed to have been given if any Indemnitee, acting in good faith, delivers to the Company or Purchaser, as the case may be, a written notice stating that such Indemnitee believes that there is or has been a possible breach of such representation or warranty and containing (i) a brief description of the circumstances supporting such Indemnitee’s belief that there is or has been such a possible breach (the “Claim”) and (ii) a non-binding, reasonable preliminary estimate of the aggregate dollar amount of the actual and potential Damages that have arisen and may reasonably be expected to arise as a direct or indirect result of such possible breach.

7.1.6	For purposes of this Section 7, each statement or other item of information produced and created by the Company pertaining to the Company, the Acquired Assets or the Leased Facilities contained in the Exhibits or Schedules shall be deemed to be a representation and warranty made by the Company.

7.2 Indemnification.

7.2.1	From and after the Execution Date, the Company shall hold harmless and indemnify Purchaser from and against, and shall compensate and reimburse Purchaser for, any Damages that are directly or indirectly suffered or incurred by Purchaser or to which Purchaser may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise from or as a result of, or are connected with:

(i)	any breach of any representation or warranty on or before the applicable Expiration Date made by the Company in any Transaction Document;

(ii)	any breach of any covenant or obligation of the Company contained in any Transaction Document;

(iii)	any Excluded Asset or Retained Liability;

(iv)	any Employee Obligation, including but not limited to any Liability arising under the WARN Act or comparable state statute as a result of any termination of Rampage Store Employees prior to, on or after the applicable Effective Date; or

(v)	any Proceeding relating to any breach, alleged breach, Liability or matter of the type referred to in clauses (i) through (iv) above (including any Proceeding commenced by Purchaser for the purpose of enforcing any of its rights under this Section 7, to the extent Purchaser prevails in such Proceeding ).

7.2.2	From and after the Execution Date, solely with respect to (i) and (ii) below, and (iv) below to the extent that the indemnification under (iv) relates to (i) or (ii) below, and from and after the applicable Effective Date, solely with respect to (iii) below, and (iv) below to the extent that the indemnification under (iv) relates to (iii) below, Purchaser shall hold harmless and indemnify the Company from and against, and shall compensate and reimburse the Company for, any Damages that are directly or indirectly suffered or incurred by the Company or to which the Company may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise from or as a result of, or are connected with:

(i)	any breach of any representation or warranty on or before the applicable Expiration Date made by Purchaser in any Transaction Document;

(ii)	any breach of any covenant or obligation of Purchaser contained in any Transaction Document;

(iii)	any Assumed Liability; or

(iv)	any proceeding relating to any breach, alleged breach, Liability or matter of the type referred to in clauses (i) through (iii) above (including any Proceeding commenced by the Company for the purpose of enforcing any of its rights under this Section 7, to the extent the Company prevails in such Proceeding).

7.2.3	Notwithstanding anything in this Agreement to the contrary, but subject to Section 7.2.4, (i) the Indemnitor shall have no liability for any indemnification payments pursuant to this Section 7 solely for any breach of the representations and warranties contained in Sections 3 or 4 hereof, as applicable, unless and until the aggregate amount of all Damages of the applicable Indemnitee for all such breaches exceeds $100,000, and then only to the extent that such Damages exceed $100,000 and (ii) the aggregate collective liability of the Indemnitor for any indemnification payments for breach of representations and warranties contained in Sections 3 or 4 hereof, as applicable, will be limited to, and shall not exceed, the Purchase Price. No other claims under this Agreement for indemnification or otherwise, including claims for failure to discharge any Retained Liabilities, shall be subject to any limitation. In determining the foregoing thresholds or ceilings and in otherwise determining the amount of any Damages for which the applicable Indemnitee is entitled to assert a claim for indemnification, the amount of any such Damages shall be determined after deducting there from the amount of any insurance proceeds or other third party recoveries actually received by the applicable Indemnitee in respect of such Damages (the “Third Party Recoveries”). In the event Third Party Recoveries are actually received by such Indemnitee after such indemnification claim has been fully and finally resolved, the applicable Indemnitee shall pay such Third Party Recoveries to the Indemnitor promptly after such receipt but only to the extent that such Third Party Recoveries pertain to Damages actually received by such Indemnitee as indemnification payments pursuant to such indemnification claim.

7.2.4	The limitations on the indemnification obligations of the Company that are set forth in Section 7.2.3 shall not apply to any Damages resulting from intentional misrepresentation or fraud by the Company or any of their Affiliates. The limitations on the indemnification obligations of Purchaser that are set forth in Section 7.2.3 shall not apply to any intentional misrepresentation or fraud by Purchaser or any of its Affiliates.

7.3 Defense Of Third Party Claims.

7.3.1	In the event of the assertion or commencement by any Person of any claim or Proceeding (whether against Purchaser, the Company or any other Person) with respect to which the Company or Purchaser may become obligated to indemnify, hold harmless, compensate or reimburse any Indemnitee pursuant to this Section 7, except as provided in Section 7.3.3 below, the Indemnitee shall designate, if such Indemnitee is Purchaser, the Company (or its representative), or, if such Indemnitee is the Company, Purchaser (or its representative) (in either case, the “Designated Party”), to assume the defense of such claim or Proceeding at the sole expense of the Designated Party. If the Designated Party agrees to assume the defense of any such claim or Proceeding :

(i)	the Designated Party shall proceed to defend such claim or Proceeding in a reasonably diligent manner with counsel reasonably satisfactory to the Indemnitee;

(ii)	the Indemnitee shall make available to the Designated Party any non-privileged documents and materials in the possession of the Indemnitee or its Affiliates that may be necessary to the defense of such claim or Proceeding;

(iii)	the Designated Party shall keep the Indemnitee informed of all material developments and events relating to such claim or Proceeding;

(iv)	the Indemnitee shall have the right to participate in the defense of such claim or Proceeding at its sole cost and expense; and

(v)	the Designated Party shall not settle, adjust or compromise such claim or Proceeding without the prior written consent of the Indemnitee; provided, however, that the Indemnitee shall not unreasonably withhold such consent if it satisfies each of the following conditions: (i) provides for a full release of the Indemnitee and its Affiliates with respect to the subject matter of such Claim or Proceeding; (ii) the Indemnitee is not obligated to take any action or refrain from taking any action pursuant to the terms of such settlement, or (iii) if the Indemnitee is Purchaser, the settlement or compromise does not adversely effect Purchaser’s ongoing business or operations at the Leased Facilities, Purchaser’s rights under any Assumed Contract or Purchaser’s use of any Acquired Assets.

7.3.2	If the Designated Party does not agree to assume the defense of any such claim or Proceeding (or if, after initially designating the Designated Party to assume such defense, the Indemnitee elects to assume such defense pursuant to Section 7.3.3 below), the Indemnitee may proceed with the defense of such claim or Proceeding on its own. If the Indemnitee so proceeds with the defense of any such claim or Proceeding on its own:

(i)	Indemnitee shall defend the claim or proceeding in a reasonably diligent manner;

(ii)	all expenses relating to the defense of such claim or Proceeding (whether or not incurred by the Indemnitee) shall be borne and paid exclusively by the Indemnitor;

(iii)	the Indemnitor shall make available to the Indemnitee any documents and materials in the possession or control of the Indemnitor or its representatives that may be necessary to the defense of such claim or Proceeding;

(iv)	the Indemnitee shall keep the Indemnitor informed of all material developments and events relating to such claim or Proceeding; and

(v)	the Indemnitee shall have the right to settle, adjust or compromise such claim or Proceeding with the consent of the Indemnitor; provided, however, that the Indemnitor shall not unreasonably withhold such consent if it satisfies each of the following conditions: (i) provides for a full release of the Indemnitor and its Affiliates with respect to the subject matter of such Claim or Proceeding ; (ii) the Indemnitor is not obligated to take any action or refrain from taking any action pursuant to the terms of such settlement; or (iii) if the Indemnitor is Purchaser, the settlement or compromise does not adversely effect Purchaser’s ongoing business or operations at the Leased Facility, Purchaser’s rights under any Assumed Contract or Purchaser’s use of any Acquired Assets.

7.3.3	Notwithstanding anything in this Agreement to the contrary, if Purchaser reasonably determines in good faith that it is likely that a claim or Proceeding may materially adversely affect its ongoing use of any Leased Facility or the Acquired Assets, Purchaser may, regardless of whether or not the Company had previously assumed the defense of the Proceedings pursuant to Section 7.3.1 above, at any time by notice to the Company assume the exclusive right to defend, compromise or settle such Proceeding at the Company’s sole cost and expense and without the consent of the Company.

7.4 Exercise Of Remedies By Indemnitees Other Than Parties To This Agreement. No Indemnitee (other than the parties to this Agreement or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless the respective party to this Agreement entitled to indemnification (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedies. Notwithstanding the foregoing, nothing in this Agreement shall release either party of any Liability for fraud.

8. GENERAL PROVISIONS.

8.1 Notices. Any notice or other communication permitted or required to be given hereunder will be in writing, and sent by reputable courier service (with proof of delivery), by hand delivery or by facsimile (followed by delivery by courier service (with proof of delivery) or by hand delivery), addressed as follows:

If to Purchaser:	Forever 21 Retail, Inc. 2001 Alameda Street Los Angeles, California 90058 Attention: Do Won Chang Fax No.: (213) 741-8860

With copies to (which copy shall not constitute notice):	Jeffer, Mangels, Butler & Marmaro LLP 1900 Avenue of the Stars, 7th Floor Los Angeles, California 90067 Attention: Barry L. Burten, Esq. Fax No.: (310) 712-3359

If to the Company:	Charlotte Russe, Inc. 4645 Morena Boulevard San Diego, CA 92117 Attention: Mark A. Hoffman Fax No.: (858) 875-0345

With copies to (which copy shall not constitute notice):	Cooley Godward LLP 4401 Eastgate Mall San Diego, California 92121 Attention: Frederick T. Muto Fax No.: (858) 550-6420

or to such other address as any party will specify by written notice so given, and such notice will be deemed to have been delivered as of the date so telecommunicated or delivered by hand or courier service.

8.2 Arbitration. The parties agree that any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement including, without limitation, the provisions regarding indemnification under Section 7 shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules for binding arbitration in Los Angeles, California by a single arbitrator. The arbitrator may grant injunctions or other relief in such dispute or controversy. All awards of the arbitrator shall be binding and non-appealable. Judgment upon the award of the arbitrator may be entered in any court having jurisdiction. The arbitrator shall apply California law to the merits of any dispute or claims, without reference to the rules of conflicts of law applicable therein. Suits to compel or enjoin arbitration or to determine the applicability or legality of arbitration shall be brought in Superior Court for the State of California located in Los Angeles County. Notwithstanding the foregoing, no party to this Agreement shall be precluded from applying to a proper court for injunctive relief by reason of the prior or subsequent commencement of an arbitration proceeding as herein provided. The prevailing party in any arbitration shall be entitled to receive its reasonable attorneys’ fees and costs from the other party as awarded by the arbitrator.

8.3 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned to a third party by the Company or Purchaser (whether by operation of Law or otherwise) without the prior written consent of the other party hereto; provided, however, Purchaser may assign this Agreement or its rights or obligations hereunder to an Affiliate of Purchaser without the consent of the Company if Purchaser and the Parent remain liable for their obligations under this Agreement and the Guarantee, respectively. Any assignment not made in accordance with the foregoing shall be null and void. Subject to this Section 8.3, this Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or Liabilities under or by reason of this Agreement.

8.4 Entire Agreement. This Agreement and the exhibits and schedules hereto, and any documents delivered by the parties in connection herewith or therewith, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings (both written and oral) between the parties with respect thereto.

8.5 Expenses. Each party to this Agreement shall pay its own costs and expenses (including attorneys’ and accountants’ fees) incurred in connection with the negotiation, execution and performance of this Agreement.

8.6 Amendment. This Agreement may only be amended by an instrument in writing signed by each of the Company and Purchaser.

8.7 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, without regard to its conflict of laws principles.

8.8 Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts, each of which when so executed and delivered will be an original, with the same effect as if the signature thereto were upon the same instrument. Each counterpart may consist of a number of copies hereof each signed by one, but together signed by both of the parties hereto. A facsimile copy of a signature page shall be deemed to be an original signature page.

8.9 Specific Performance. The Company and Purchaser acknowledge and agree that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. Therefore, each party agrees to the granting of specific performance of this Agreement and injunctive or other equitable relief in favor of the other party as a remedy for any such breach without proof of actual damages. The Company and Purchaser (a) hereby waive, in any action for specific performance, the defense of adequacy of a remedy at law and any requirement for the securing or posting of any bond in connection with any such remedy and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in accordance with this Section 8.9. The remedy provided for in this Section 8.9 shall not be deemed to be the exclusive remedy for a party’s breach of this Agreement, but shall be in addition to all other remedies available at law or equity to the other parties.

8.10 Headings. Headings of the Sections of this Agreement are for the convenience of the parties only, and will be given no substantive or interpretive effect whatsoever.

8.11 Interpretations. When a reference is made in this Agreement to a Section, Exhibit or Schedule such reference will be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person include such Person’s permitted successors and assigns.

8.12 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of either party, will be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by either party hereto of a breach of any provision hereunder will not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

8.13 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

8.14 WAIVER OF JURY TRIAL. SUBJECT TO THE LIMITATIONS ON COURT PROCEEDINGS OR ACTIONS SET FORTH IN SECTION 8.2 ABOVE AND TO THE EXTENT ALLOWABLE UNDER APPLICABLE LAW, EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.15 Remedies Not Cumulative; No Strict Construction. No remedy or election under this Agreement is exclusive, but rather, to the extent permitted by applicable law, each such remedy and election is cumulative with all other remedies at law or in equity. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

8.16 Attorneys’ Fees. The prevailing party(ies) in any Proceeding relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party(ies) all costs, and actual attorneys’ fees (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards will contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and actual attorney’s fees.

***

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement and caused the same to duly deliver this Agreement on their behalf on the day and year first written above.

THE COMPANY CHARLOTTE RUSSE, INC.

By:	/s/ Mark A. Hoffman
Name: Mark A. Hoffman Title: Senior Executive Vice President and Chief Operating Officer

PURCHASER FOREVER 21 RETAIL, INC.

By:	/s/ Do Won Chang
Name: Do Won Chang Title: President and Chief Executive Officer

[SIGNATURE PAGE TO PURCHASE AGREEMENT]

SCHEDULE 1.1

INITIAL LEASED FACILITIES

LOCATION	LANDLORD	STREET ADDRESS	CITY	STATE	ZIP
Sherman Oaks	Westfield	14006 Riverside Drive, Space #35	Sherman Oaks	CA	91423

Garden State Plaza	Westfield	1 Garden State Plaza, Space # C-7	Paramus	NJ	07652

Arizona Mills	Mills	5000 Arizona Mills Circle, Space #620	Tempe	AZ	85282

Mill Creek/Mall of Georgia	Simon	3333 Buford Drive, Space #1092	Buford	GA	30519

Water Tower Place	General Growth	845 North Michigan Avenue, Space #410	Chicago	IL	60611

Stonebriar Centre	General Growth	2601 Preston Road, Space #1046	Frisco	TX	75034

Danbury Fair	Macerich	7 Backus Avenue, Space #F110-111	Danbury	CT	06810

Town Ctr. @ Boca Raton	Simon	6000 West Glades Road, Space #1031A	Boca Raton	FL	33431

Valley Fair	Westfield	2855 Stevens Creek Blvd., Suite #2529	San Jose	CA	95050

Freehold Raceway Mall	Macerich	3710 Route 9, Space #G-100	Freehold	NJ	07728

La Cumbre Plaza	Macerich	120 South Hope Avenue, Space #F-118	Santa Barbara	CA	93105

Orland Square	Simon	436 Orland Square, Space #D08	Orland Park	IL	60462

Miami International	Simon	1455 NW 107 Avenue, Space #244	Miami	FL	33172

Chandler Fashion Center	Macerich	3111 West Chandler Blvd., Space #1032	Chandler	AZ	85226

Robinson Town Centre	Forest City	100 Robinson Centre Dr., Space #1230	Pittsburgh	PA	15205

Brandon Town Center	Westfield	459 Brandon Town Center, Space #446	Brandon	FL	33511

Mayfair Mall	General Growth	2500 North Mayfair Road, Space # 624	Wauwatosa	WI	53226

Tri-County Mall	Thor	11700 Princeton Pike, Space D203	Cincinnati	OH	45246-2519

Monmouth Mall	Vornado Realty Trust	1230 Monmouth Mall, Route 35, Space 2142/2144	Monmouth	NJ	07724

Colorado Mills	Mills	1500 W. Colfax Avenue, Space 263	Lakewood	CO	80401

Fox Valley	Westfield	195 Fox Valley Center Space B9A	Aurora	IL	60504

Dallas Galleria	General Growth	13350 Dallas Parkway, Space 2530	Dallas	TX	75240

Discover Mills	Mills	5900 Sugarloaf Parkway, Space 242	Lawrenceville	GA	30043

Mall at Rockingham	Simon	99 Rockingham Park Boulevard, Space E-127A	Salem	NH	03079

Schedule 1.1

SCHEDULE 1.2

ADDITIONAL LEASED FACILITIES

LOCATION	LANDLORD	STREET ADDRESS	CITY	STATE	ZIP
Beverly Center	Taubman	121 North La Cienega, Space #684	Los Angeles	CA	90048

Palisades Center	Pyramid	1532 Palisades Center Drive	West Nyack	NY	10994

Boulevard Mall	General Growth	3570 South Maryland Parkway	Las Vegas	NV	89109

Mission Viejo	Simon	624A The Shops at Mission Viejo	Mission Viejo	CA	92691

Florida Mall	Simon	8001 South Orange Blossom Trail, Space #1214	Orlando	FL	32809

Crossgates Mall	Pyramid	1 Crossgates Mall Road, Space #D107	Albany	NY	12203

Emerald Square Mall	Simon	999 South Washington, Space #W-149	North Attleboro	MA	02760

Mall of America	Simon	60 East Broadway, Space #N120	Bloomington	MN	55425

Woodbridge Mall	General Growth	393 Woodbridge Center Drive	Woodbridge	NJ	07095

King of Prussia	Simon	160 N. Gulph Road, Suite 2322	King of Prussia	PA	19406

West County Mall	Westfield	26 West County Center, Space #1080	Des Peres	MO	63131

Fashion Show	General Growth	3200 Las Vegas Blvd. So., Space # 1000	Las Vegas	NV	89109-2692

Woodfield Mall	Taubman	5 Woodfield Mall, Space #102	Schaumburg	IL	60173

Pembroke Lakes	General Growth	11401 Pines Blvd, Space 552	Pembroke Pines	FL	33026

Montgomery Mall	Westfield	7101 Democracy Blvd, Space 2036	Bethesda	MD	20817

Parks Arlington	General Growth	3811 South Cooper Street, Space 1150	Arlington	TX	76015

Twelve Oaks	Taubman	27500 Novi Road, Space D265	Novi	MI	48377

Town Center at Cobb	Simon	400 Ernest W. Barrett Parkway, Sp#M-12A	Kennesaw	GA	30144

Fair Oaks	Taubman	11750 Fair Oaks, Sp# 127	Fairfax	VA	22033

Jordan Creek Town Center	General Growth	101 Jordan Creek Parkway, Sp# 1050	West Des Moines	IA	50266

Schedule 1.2

SCHEDULE 1.1.2

TELEPHONE NUMBERS

Provider	LOCATION	PHONE	FAX
AT&T	Sherman Oaks	818-995-7688	818-995-0447

AT&T	Beverly Center	310-657-2072	310-657-2257

AT&T	Garden State Plaza	201-843-0477	201-843-8396

AT&T	Arizona Mills	480-456-8838	480-456-8970

AT&T	Palisades Center	845-348-9801	845-348-0826

AT&T	Boulevard Mall	702-650-6521	702-650-6567

AT&T	Mill Creek/Mall of Georgia	678-482-7114	678-482-7117

AT&T	Water Tower Place	312-867-0220	312-867-0232

AT&T	Mission Viejo	949-364-2001	949-364-2005

AT&T	Florida Mall	407-854-9969	407-854-9975

Aubeta	Crossgates Mall	518-452-7054	518-464-9534

Aubeta	Stonebriar Centre	972-668-0375	972-668-0377

AT&T	Emerald Square Mall	508-695-7744	508-695-9735

AT&T	Danbury Fair	203-207-9999	203-798-9278

Aubeta	Town Ctr. @ Boca Raton	561-394-0281	561-394-3078

Aubeta	Valley Fair	408-416-0005	408-416-0034

AT&T	Freehold Raceway Mall	732-625-8201	732-625-8203

Aubeta	La Cumbre Plaza	805-569-5799	805-569-5539

Aubeta	Mall of America	952-883-0200	952-883-0272

AT&T	Orland Square	708-349-9840	708-349-9825

AT&T	Miami International	305-594-4441	305-594-4460

AT&T	Chandler Fashion Center	480-786-4924	480-786-4874

AT&T	Robinson Town Centre	412-787-0211	412-787-0616

AT&T	Woodbridge Mall	732-726-8700	732-726-1913

AT&T	King of Prussia	610-992-9676	610-992-9351

Aubeta	Brandon Town Center	813-643-4276	813-643-6128

AT&T	West County Mall	314-966-6166	314-966-5005

AT&T	Fashion Show	702-732-0478	702-732-2149

AT&T	Mayfair Mall	414-302-0109	414-302-0120

Aubeta	Woodfield Mall	847-619-5879	847-619-3497

Aubeta	Tri-County Mall	513-671-1972	513-671-2691

AT&T	Monmouth Mall	732-542-8324	732-542-8326

Aubeta	Pembroke Lakes	954-431-1232	954-431-2517

AT&T	Colorado Mills	303-271-1220	303-271-1167

AT&T	Fox Valley	630-375-0776	630-375-5891

AT&T	Montgomery Mall	301-767-8928	301-767-0655

AT&T	Parks Arlington	817-557-3317	817-557-6852

Aubeta	Dallas Galleria	972-980-6556	972-980-8246

Aubeta	Discover Mills	678-847-6480	678-847-6482

AT&T	Twelve Oaks	248-348-4648	248-348-4665

AT&T	Town Center at Cobb	678-331-1615	678-331-1617

Aubeta	Fair Oaks	703-591-7822	703-591-7824

AT&T	Jordan Creek Town Center	515-221-9173	515-221-9175

AT&T	Mall at Rockingham	603-893-5891	603-893-3278

Schedule 1.2.1

SCHEDULE 3.7

REQUIRED CONSENTS

LOCATION	LANDLORD CONSENT
Sherman Oaks	Westfield

Beverly Center	Taubman

Garden State Plaza	Westfield

Arizona Mills	Mills

Palisades Center	Pyramid

Boulevard Mall	General Growth

Mill Creek/Mall of Georgia	Simon

Water Tower Place	General Growth

Mission Viejo	Simon

Florida Mall	Simon

Crossgates Mall	Pyramid

Stonebriar Centre	General Growth

Emerald Square Mall	Simon

Danbury Fair	Macerich

Town Ctr. @ Boca Raton	Simon

Valley Fair	Westfield

Freehold Raceway Mall	Macerich

La Cumbre Plaza	Macerich

Mall of America	Simon

Orland Square	Simon

Miami International	Simon

Chandler Fashion Center	Macerich

Robinson Town Centre	Forest City

Woodbridge Mall	General Growth

King of Prussia	Simon

Brandon Town Center	Westfield

West County Mall	Westfield

Fashion Show	General Growth

Mayfair Mall	General Growth

Woodfield Mall	Taubman

Tri-County Mall	Thor

Monmouth Mall	Vornado Realty Trust

Pembroke Lakes	General Growth

Colorado Mills	Mills

Fox Valley	Westfield

Montgomery Mall	Westfield

Parks Arlington	General Growth

Dallas Galleria	General Growth

Discover Mills	Mills

Twelve Oaks	Taubman

Town Center at Cobb	Simon

Fair Oaks	Taubman

Jordan Creek Town Center	General Growth

Mall at Rockingham	Simon

Schedule 3.7

SCHEDULE 3.10.1

LEASE EXCEPTIONS

None.

Schedule 3.10.1

SCHEDULE 5.1.1

EXCLUDED RAMPAGE STORE EMPLOYEES

State	Name – Full	Job Code Description
CA	PADUA, CHEVETTE B.	SENIOR ASSOCIATE

CA	COPPOLINO, LAUREN J.	ASSOCIATE STORE

NJ	CARVALHO, TERESA G.	ASSOCIATE STORE

AZ	COLADONATO, NICOLE	STORE MANAGER

AZ	DE FENZA, CHRISTINA E.	ASST STORE MANAGER

AZ	VALLEJO, KELLY	STORE MANAGER

AZ	HAWKINS, MELISSA S.	STORE MANAGER

IL	BECK, AMANDA C.	ASSOCIATE STORE

IL	CORTESE, JESSICA J.	ASSOCIATE STORE

TX	KOMINIAK, CRYSTAL M.	STORE MANAGER

CT	ASHLEY, NICOLE M.	STORE MANAGER

CT	SALAS, EVELYN	SENIOR ASSOCIATE

FL	DAMICO, SHANNONROSE	ASSOCIATE STORE

CA	SIERRA, ELIZABETH	STORE MANAGER

CA	DIEP, MY T.	ASSOCIATE STORE

CA	AMES, AMY N.	ASSOCIATE STORE

NJ	JACKSON, ROSA	STORE MANAGER

IL	VELASCO, MELISSA A.	SENIOR ASSOCIATE

FL	ROMERO, DAVID P.	SENIOR ASSOCIATE

AZ	DE CARVALHO, CARLA A.	STORE MANAGER

AZ	RIOS, EVA E.	STORE MANAGER

AZ	MOLCZAN, LINDA	ASSOCIATE STORE

PA	EDWARDS, KRISTY A.	ASSOCIATE STORE

PA	HENDRIX, JENNIFER M.	ASSOCIATE STORE

PA	TOTH, TRACY E.	ASSOCIATE STORE

PA	REYES, SHANNON K.	ASSOCIATE STORE

OH	SWENSON, LINDSAY M.	STORE MANAGER

OH	CRUZ, ANNA M.	SENIOR ASSOCIATE

OH	MC ELROY, HEATHER L.	ASSOCIATE STORE

NJ	VITUCCI, ANGELA M.	STORE MANAGER

NJ	CANO, MICHELLE Y.	STORE MANAGER

NJ	BURTON, JULIENNE D.	STORE MANAGER

NJ	LARA, VANESSA	ASSOCIATE STORE

NY	MILES, LINDSEY A.	SENIOR ASSOCIATE

CO	BOWENS, RACQUEL C.	STORE MANAGER

CO	MARTIN, AMY D.	SENIOR ASSOCIATE

IL	BARTKUTE, EVELINA	ASSOCIATE STORE

IL	FULTON, KELLEIGH	ASSOCIATE STORE

GA	MARSH, JESSICA D.	ASSOCIATE STORE

NH	SCROCCA, JODI S.	STORE MANAGER

NH	HUDSON, ASHLEY M.	ASSOCIATE STORE

NH	WESTMORE, JENNIFER M.	ASSOCIATE STORE

Schedule 5.1.1

EXHIBIT A

DEFINITIONS

“Actions” means any claim, action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or any arbitrator or arbitration panel.

“Acquired Assets” has the meaning set forth in Section 1.1 of this Agreement.

“Additional Leased Facilities” or “Additional Leased Facility” has the meaning set forth in the third “Whereas” clause to this Agreement.

“Affiliate” of any Person means any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; and, for the purposes of this definition only, “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management, policies or activities of a Person whether through the ownership of securities, by contract or agency or otherwise.

“Agreement” has the meaning set forth in the introduction to this Agreement.

“Apportioned Items” has the meaning set forth in Section 1.6.4.

“Approval Costs” means any fees, costs, penalties, expenses or other consideration required by landlords or any other party to any Assumed Contract in connection with such party’s execution and delivery of a Required Consent with respect to such Assumed Contract.

“Assumed Contracts” has the meaning set forth in Section 1.1.2.

“Assumed Liabilities” has the meaning set forth in Section 1.4.

“Business Day” means any day, other than a Saturday, Sunday or legal holiday (as defined in Rule 9006(a) of the Federal Rules of Bankruptcy Procedure).

“Claim” has the meaning set forth in Section 7.1.5.

“Claim Notice” has the meaning set forth in Section 7.1.5.

“COBRA” means Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.

“Company” has the meaning set forth in the introduction to this Agreement.

Exhibit A

“Company Contract Breach” means any breach or default of a Lease which may occur before or after the Initial Effective Date or the Second Effective Date, as the case may be; provided that the breach or default arises out of or relates to any action or failure to act by the Company which initially occurred on or before such Effective Date, even though the actions or failure to act may continue after such Effective Date.

“Company Transfer Deliveries” has the meaning set forth in Section 2.2.2.

“Company Transfer Obligations” has the meaning set forth in Section 1.2.2.

“Damages” means demands, claims, actions or causes of action, assessments, losses, damages, liabilities, obligations, costs and expenses (including without limitation reasonable fees and expenses of counsel).

“Designated Party” has the meaning set forth in Section 7.3.1.

“Effective Date” has the meaning set forth in Section 2.1.5.

“Employee Obligations” means any Liabilities to Rampage Store Employees arising or accruing on or prior to the Initial Effective Date or the Second Effective Date, as the case may be, including wages, payment for accrued but unused vacations (regardless of whether the applicable Company policy provides for such payment), workers’ compensation, employee benefits, Liabilities under any collective bargaining agreement, Liabilities under any Plan, Liabilities under the WARN Act, workers’ compensation Liabilities, Liabilities arising under the COBRA, severance, retention and bonus payments, withholding and reporting obligations, all Laws relating to the employment of labor and the employer’s share of payroll or other employment taxes and all other obligations arising under applicable Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” has the meaning set forth in Section 1.9.

“Escrow Agreement” has the meaning set forth in Section 1.9.

“Escrowed Funds” has the meaning set forth in Section 1.9.

“Excluded Assets” has the meaning set forth in Section 1.3.

“Excluded Representations” has the meaning set forth in Section 7.1.2.

“Execution Date” has the meaning set forth in the introduction to this Agreement.

“Expiration Date” has the meaning set forth in Section 7.1.2.

“FF&E” has the meaning set forth in the first “Whereas” clause to this Agreement.

“Good Faith Deposit” means the amount of Two Hundred and Fifty Thousand Dollars ($250,000) deposited with the Company by Purchaser on or about May 4, 2006 pursuant to the terms of that certain Letter of Intent dated April 28, 2006 between the Company and Purchaser.

Exhibit A

“Governmental Entity” shall mean any (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal), (d) multi-national organization or body or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Guarantee” has the meaning set forth in Section 1.9.

“Hazardous Substance” means any material presently listed, defined, designated or classified as hazardous, toxic or radioactive, under any federal, state or local law, statute, ordinance, rule, regulation or code, and any license, permit, authorization or court order, judgment, decree or injunction to which the Company or the Acquired Assets is subject related to the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of pollutants or toxic or hazardous substances, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251, et seq.; the Toxic Substances Control Act, as amended, 125 U.S.C. Section 1251, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et seq.; and the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq., whether by type or by quantity, and petroleum or any derivative or by-product thereof.

“Indemnitee” means the party seeking indemnification pursuant to Section 7.

“Indemnitor” means the party against whom indemnification is sought pursuant to Section 7.

“Individual Store Purchase Price” means the purchase price in the amount of Three Hundred and Twenty Five Thousand Dollars and no Cents ($325,000.00) for each Rampage Store and related FF&E acquired by Purchaser pursuant to this Agreement.

“Initial Effective Date” has the meaning set forth in Section 2.1.1.

“Initial Effective Date Company Transfer Deliveries” has the meaning set forth in Section 2.2.1.

“Initial Leased Facilities” or “Initial Leased Facility” has the meaning set forth in the second “Whereas” clause to this Agreement.

“Knowledge” means (a) as to Purchaser, the knowledge of the officers of Purchaser and (b) as to the Company, the knowledge of the officers of the Company.

“Landlord’s Assignment and Consent” has the meaning set forth in Section 2.2.1(iv).

“Law” means any domestic or foreign statute, rule, regulation or other legal requirement.

Exhibit A

“Leased Facilities” or “Leased Facility” has the meaning set forth in the third “Whereas” clause to this Agreement.

“Leases” has the meaning set forth in Section 1.1.1.

“Liability” shall mean any debt, commitment, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, potential, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable; including without limitation those arising under common law, statute, contract or otherwise.

“Licenses and Permits” means all (a) permits, licenses, certificates, franchises, concessions, approvals, consents, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or authorizations issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law or legal requirement or (b) right under any contract with any Governmental Entity which relate to, or are necessary to conduct Company’s business at the Leased Facilities or to own the Acquired Assets.

“Liens” shall mean any mortgage, pledge, hypothecation, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, title defect, title retention agreement, voting trust agreement, equity, option, lien, right of first refusal, charge or other restrictions or limitations of any nature whatsoever.

“Order” shall mean any (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Entity or any arbitrator or arbitration panel in connection with any Proceeding or (b) contract with any Governmental Entity entered into in connection with any Proceeding.

“Parent” shall have the mean set forth in the introduction to this Agreement.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Plan” means each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical; surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of Section 3(1) of ERISA); each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination, retention or severance plan, agreement or arrangement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or an ERISA Affiliate, that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA, or to which the Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of the Company or any former Subsidiary of the Company.

Exhibit A

“Proceeding” means any litigation, arbitration, bankruptcy, insolvency or other proceeding.

“Purchase Price” has the meaning set forth in Section 1.2.

“Purchaser” has the meaning set forth in the introduction to this Agreement.

“Rampage Stores” has the meaning set forth in the first “Whereas” clause to this Agreement.

“Rampage Store Employees” means any past or current employee of the Company employed at the Leased Facilities on or prior to the Initial Effective Date or the Second Effective Date, as the case may be.

“Required Consents” has the meaning set forth in Section 3.7.

“Retained Liabilities” has the meaning set forth in Section 1.5.

“Second Effective Date” has the meaning set forth in Section 2.1.2.

“Second Effective Date Company Transfer Deliveries” has the meaning set forth in Section 2.2.2.

“Tax” or “Taxes” means any taxes, including all Federal, state, local, foreign and other income, gross receipts, franchise, capital stock, royalty, withholding, payroll, social security, unemployment, disability, real property, personal property, sales, use, ad valorem, excise, transfer, profits, license, customs, estimated, severance, stamp, occupation and any other taxes, including any interest, penalties or additions on or to the foregoing.

“Third Parties” means any Person other than the Company, Purchaser or any of their respective Affiliates.

“Third Party Recoveries” has the meaning set forth in Section 7.2.3.

“Transaction Documents” means this Agreement, the Exhibits attached hereto, the Schedules delivered pursuant hereto, the items delivered on the applicable Effective Date pursuant to Sections 2.2.1(ii) through 2.2.1(vi) or 2.2.2(ii) through 2.2.2(vi), as applicable.

“Transferred Books and Records” has the meaning set forth in Section 1.1.5.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar Law relating to plant closings and layoffs.

Exhibit A

EXHIBIT B

RAMPAGE STORES

LOCATION	LANDLORD	STREET ADDRESS	CITY	STATE	ZIP
Sherman Oaks	Westfield	14006 Riverside Drive, Space #35	Sherman Oaks	CA	91423

Beverly Center	Taubman	121 North La Cienega, Space #684	Los Angeles	CA	90048

Garden State Plaza	Westfield	1 Garden State Plaza, Space # C-7	Paramus	NJ	07652

Arizona Mills	Mills	5000 Arizona Mills Circle, Space #620	Tempe	AZ	85282

Palisades Center	Pyramid	1532 Palisades Center Drive	West Nyack	NY	10994

Boulevard Mall	General Growth	3570 South Maryland Parkway	Las Vegas	NV	89109

Mill Creek/Mall of Georgia	Simon	3333 Buford Drive, Space #1092	Buford	GA	30519

Water Tower Place	General Growth	845 North Michigan Avenue, Space #410	Chicago	IL	60611

Mission Viejo	Simon	624A The Shops at Mission Viejo	Mission Viejo	CA	92691

Florida Mall	Simon	8001 South Orange Blossom Trail, Space #1214	Orlando	FL	32809

Crossgates Mall	Pyramid	1 Crossgates Mall Road, Space #D107	Albany	NY	12203

Stonebriar Centre	General Growth	2601 Preston Road, Space #1046	Frisco	TX	75034

Emerald Square Mall	Simon	999 South Washington, Space #W-149	North Attleboro	MA	02760

Danbury Fair	Macerich	7 Backus Avenue, Space #F110-111	Danbury	CT	06810

Town Ctr. @ Boca Raton	Simon	6000 West Glades Road, Space #1031A	Boca Raton	FL	33431

Valley Fair	Westfield	2855 Stevens Creek Blvd., Suite #2529	San Jose	CA	95050

Freehold Raceway Mall	Macerich	3710 Route 9, Space #G-100	Freehold	NJ	07728

La Cumbre Plaza	Macerich	120 South Hope Avenue, Space #F-118	Santa Barbara	CA	93105

Mall of America	Simon	60 East Broadway, Space #N120	Bloomington	MN	55425

Orland Square	Simon	436 Orland Square, Space #D08	Orland Park	IL	60462

Miami International	Simon	1455 NW 107 Avenue, Space #244	Miami	FL	33172

Chandler Fashion Center	Macerich	3111 West Chandler Blvd., Space #1032	Chandler	AZ	85226

Robinson Town Centre	Forest City	100 Robinson Centre Dr., Space #1230	Pittsburgh	PA	15205

Woodbridge Mall	General Growth	393 Woodbridge Center Drive	Woodbridge	NJ	07095

King of Prussia	Simon	160 N. Gulph Road, Suite 2322	King of Prussia	PA	19406

Brandon Town Center	Westfield	459 Brandon Town Center, Space #446	Brandon	FL	33511

West County Mall	Westfield	26 West County Center, Space #1080	Des Peres	MO	63131

Fashion Show	General Growth	3200 Las Vegas Blvd. So., Space # 1000	Las Vegas	NV	89109-2692

Mayfair Mall	General Growth	2500 North Mayfair Road, Space # 624	Wauwatosa	WI	53226

Woodfield Mall	Taubman	5 Woodfield Mall, Space #102	Schaumburg	IL	60173

Tri-County Mall	Thor	11700 Princeton Pike, Space D203	Cincinnati	OH	45246-2519

Monmouth Mall	Vornado Realty Trust	1230 Monmouth Mall, Route 35, Space 2142/2144	Monmouth	NJ	07724

Pembroke Lakes	General Growth	11401 Pines Blvd, Space 552	Pembroke Pines	FL	33026

Exhibit B

LOCATION	LANDLORD	STREET ADDRESS	CITY	STATE	ZIP
Colorado Mills	Mills	1500 W. Colfax Avenue, Space 263	Lakewood	CO	80401

Fox Valley	Westfield	195 Fox Valley Center Space B9A	Aurora	IL	60504

Montgomery Mall	Westfield	7101 Democracy Blvd, Space 2036	Bethesda	MD	20817

Parks Arlington	General Growth	3811 South Cooper Street, Space 1150	Arlington	TX	76015

Dallas Galleria	General Growth	13350 Dallas Parkway, Space 2530	Dallas	TX	75240

Discover Mills	Mills	5900 Sugarloaf Parkway, Space 242	Lawrenceville	GA	30043

Twelve Oaks	Taubman	27500 Novi Road, Space D265	Novi	MI	48377

Town Center at Cobb	Simon	400 Ernest W. Barrett Parkway, Sp#M-12A	Kennesaw	GA	30144

Fair Oaks	Taubman	11750 Fair Oaks, Sp# 127	Fairfax	VA	22033

Jordan Creek Town Center	General Growth	101 Jordan Creek Parkway, Sp# 1050	West Des Moines	IA	50266

Mall at Rockingham	Simon	99 Rockingham Park Boulevard, Space E-127A	Salem	NH	03079

Exhibit B

EXHIBIT C

ASSUMED CONTRACTS

None.

Exhibit C